Centaurus Diamond Technologies Inc. Appoints Mr. Alvin Snaper Chairman and Chief Scientific Officer and Mr. Wayne Prentice President

LAS VEGAS, NV--(Marketwire -07/31/12)- Centaurus Diamond Technologies Inc., (the "Company" or "Centaurus") (CTDTE) (CTDTE) is pleased to announce the appointments of Mr. Alvin Snaper as Chairman and Chief Scientific Officer and Mr. Wayne Prentice as President.

Mr. Snaper will serve as Chairman and Chief Scientific Officer of Centaurus, overseeing all technical aspects related to "cultured" diamond production. In addition to holding patents and modifying existing technologies for laboratory-grown diamonds, Mr. Snaper is the developer of the Company's proprietary technologies for the production of "cultured" diamonds.

Throughout his illustrious career, Mr. Snaper has founded numerous and held management and engineering positions at: Neo-Dyne Research Inc., where he served as founder and developed and perfected product based on his patents; at Advanced Patent Technology Inc., where he served as Vice President - Director of Research - Corporate Director; at the Independent Consulting firm where he served as founder and became the first multi-technology Registered Engineer licensed in the state of California; at McGraw Colorgraph where he was responsible for overseeing all foreign and domestic testing of photographic systems; and at Bakelite Division of Union Carbide where he assisted in the development of a pilot plan for plastics manufacture.

Mr. Alvin Snaper has served as a Senior Consultant to other major corporations and organizations, including IBM, General Foods, NASA, Boeing, Gillette, Singer, U.S. Air force, Rocketdyne, General Motors, Lockheed Aircraft, Sanyo, Philips, Gulf Western, Union Carbide, etc. He has been awarded more than 600 patents, many for significant industrial products and processes. Some of his inventions and commercial products include the IBM Selectric Type Ball, Tag, the NASA Apollo Photo-Pack, Coating Process for Gillette Razor Blades, and the Electrostatic Painting Process & System for Auto Components Assemblies for General Motors, to name a few. Mr. Alvin Snaper holds the singular honor and individual distinction of being recognized with "Best Patent of the Year" award by Design News magazine, and is the author of numerous technical and scientific papers.

Alvin Snaper is or has been a member of the following professional societies and organizations: Who's Who of American Inventors 1990 - 1991; VIP Electronic Improvement Program; and the American Ordnance Association. He is a former consultant in Ultrasonics to the Library of Congress, Armed Forces Communications and Electronics Association, International Scientific Society and The Society of Photographic Instrumental Engineers.

Mr. Snaper is a Professional Engineer ("P.E.") and a B.S. graduate in Geo-Science at McGill University in Montreal, Canada. He is also a member of several professional societies, author of numerous articles and technical papers, and the only multiple award recipient of Design News Magazine "Best Patent" Award (four total).

Mr. Wayne Prentice will serve as Chief Operating Officer of Centaurus Diamond Technologies. His responsibilities include business development, strategic planning, marketing, production coordination and various administrative roles. With over 20 years of direct experience in gemology, Mr. Prentice has worked in the gem industry as a broker of one-of-a-kind gems, as a wholesale gemstone dealer and as a gem cutter. Mr. Prentice holds an undergraduate degree in Business Economics from the University of California, Santa Barbara.

He is a graduate of the Gemological Institute of America, where he earned in residence a Graduate Gemologist degree (July 1986). The Gemological Institute of America (GIA), the most recognized school of gemology in the world, was established in 1930s to solely educate and facilitate the jewelry industry.

After graduation, he accepted a position as GIA Resident Instructor of Colored Stones and Gem identification (August 1986 through September 1988). In addition to his Gem Industry academic qualifications, he has also been a wholesale dealer of one-of-a-kind gems, focused on precision cut colored gemstones for the designers, and diamonds larger than one carat.

He is a qualified gem cutter with expertise in precision faceting of colored gemstones (Cutting Edge Award winner), diamond analysis for re-cutting and manufacturing diamond rough. He continues to act as a gemological consultant, providing services for both commercial and private clientele and his corporate clients have included Kennecott Minerals, D. Swarovski & Co., Chatham Inc.

He is the founder of the Troy Diamond Report (Trademarked Name) - Global Diamond and Currency Market Guide, an international diamond report and pricing guide debuted September 2007 to provide a "Global perspective and foundation, promoting stability and value." http://www.troydiamondreport.com

About Centaurus Diamond Technologies

Centaurus has been established to fully commercialize its proprietary, cost-efficient and high volume diamond production method to provide industrial quality diamonds. The Company's patented technology enables the production of "cultured" diamonds that are chemically, atomically and structurally identical to natural diamonds. The Gemological Institute of America has tested the Company's "cultured" diamonds and has confirmed they are diamonds according to their testing protocols.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of Centaurus Diamond Technologies, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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